Exhibit 99.2

News Release

Sprint Nextel

6200 Sprint Parkway

Overland Park, Kan. 66251

Sprint

Media Contacts:

Scott Sloat, 240-855-0164

scott.sloat@sprint.com

Investor Contact:

Brad Hampton, 800-259-3755

investor.relations@sprint.com

Clearwire

Media Contacts:

Susan Johnston, (425) 505-6178

susan.johnston@clearwire.com

JLM Partners for Clearwire

Mike DiGioia or Jeremy Pemble, (206) 381-3600

mike@jlmpartners.com or jeremy@jlmpartners.com

Investor Contact:

Alice Ryder, (425) 505-6494

alice.ryder@clearwire.com

Sprint to Acquire 100 Percent Ownership of Clearwire for $2.97 per Share

•	Transaction provides Clearwire shareholders with certain, fair and attractive value

•	Sprint uniquely positioned to leverage Clearwire’s 2.5 GHz spectrum assets

•	Transaction strengthens Sprint’s position and increases competitiveness in the U.S. wireless industry

•	Interim funding allows Clearwire to continue LTE build-out and complement Sprint’s LTE deployment

Sprint and Clearwire will host a conference call at 8:30 a.m. ET today. Participants may dial 800-938-1120 in the U.S. or Canada (706-634-7849 internationally) and provide the following ID: 81365573 or may listen via the Internet at www.sprint.com/investors.

OVERLAND PARK, Kan. and BELLEVUE, Wash. – Dec. 17, 2012 – Sprint (NYSE:S) today announced that it has entered into a definitive agreement to acquire the approximately 50 percent stake in Clearwire (NASDAQ: CLWR) it does not currently own for $2.97 per share, equating to a total payment to Clearwire shareholders, other than Sprint, of $2.2 billion. This transaction results in a total Clearwire enterprise value of approximately $10 billion, including net debt and spectrum lease obligations of $5.5 billion.

The transaction consideration represents a 128 percent premium to Clearwire’s closing share price the day before the Sprint-Softbank discussions were first confirmed in the marketplace on October 11, with Clearwire speculated to be a part of that transaction; and, a 40 percent premium to the closing price the day before receipt of Sprint’s initial $2.60 per share non-binding indication of interest on November 21.

Clearwire’s spectrum, when combined with Sprint’s, will provide Sprint with an enhanced spectrum portfolio that will strengthen its position and increase competitiveness in the U.S. wireless industry. Sprint’s Network Vision architecture should allow for better strategic alignment and the full utilization and integration of Clearwire’s complementary 2.5 GHz spectrum assets, while achieving operational efficiencies and improved service for customers as the spectrum and network is migrated to LTE standards.

Sprint CEO Dan Hesse said, “Today’s transaction marks yet another significant step in Sprint’s improved competitive position and ability to offer customers better products, more choices and better services. Sprint is uniquely positioned to maximize the value of Clearwire’s spectrum and efficiently deploy it to increase Sprint’s network capacity. We believe this transaction, particularly when leveraged with our SoftBank relationship, is further validation of our strategy and allows Sprint to control its network destiny.”

The transaction was unanimously approved by Clearwire’s board of directors upon the unanimous recommendation of a special committee of the Clearwire board consisting of disinterested directors not appointed by Sprint. In addition, Clearwire has received commitments from Comcast Corp., Intel Corp and Bright House Networks LLC, who collectively own approximately 13 percent of Clearwire’s voting shares, to vote their shares in support of the transaction. SoftBank has provided its consent to the transaction, as required under the terms of its recently announced merger agreement with Sprint.

Clearwire CEO and President Erik Prusch said, “Our board of directors has been reviewing available strategic alternatives over the course of the last two years. In evaluating available alternatives, a special committee conducted a careful and rigorous process, and based on the committee’s recommendation, our board unanimously determined that this transaction, which delivers certain and attractive value for our shareholders, is the best path forward.”

In connection with the transaction, Clearwire and Sprint have entered into agreements that provide up to $800 million of additional financing for Clearwire in the form of exchangeable notes, which will be exchangeable under certain conditions for Clearwire common stock at $1.50 per share, subject to adjustment under certain conditions. Under the financing agreements, Sprint has agreed to purchase $80 million of exchangeable notes per month for up to ten months beginning in January, 2013, with some of the monthly purchases subject to certain funding conditions, including conditions relating to the approval of the proposed merger by Clearwire’s shareholders and a network build out plan.

The transaction is subject to customary closing conditions, including regulatory approvals and the approval of Clearwire’s stockholders including the approval of a majority of Clearwire’s stockholders not affiliated with Sprint or SoftBank. The closing of the transaction is also contingent on the consummation of Sprint’s previously announced transaction with SoftBank. The Clearwire and SoftBank transactions are expected to close mid-2013.

Citigroup Global Markets Inc. acted as financial advisor to Sprint and Skadden, Arps, Slate, Meagher & Flom LLP and King & Spalding LLP acted as counsel to Sprint. The Raine Group acted as financial advisor to Softbank Corp. and Morrison Foerster LLP acted as counsel to Softbank. Evercore Partners acted as financial advisor and Kirkland & Ellis LLP acted as counsel to Clearwire. Centerview Partners acted as financial advisor and Simpson Thacher & Bartlett LLP and Richards, Layton & Finger, P.A. acted as counsel to Clearwire’s special committee. Blackstone Advisory Partners L.P. advised Clearwire on restructuring matters. Credit Suisse acted as financial advisor and Gibson Dunn & Crutcher LLP acted as counsel to Intel.

About Sprint Nextel

Sprint Nextel offers a comprehensive range of wireless and wireline communications services bringing the freedom of mobility to consumers, businesses and government users. Sprint Nextel served nearly 56 million customers at the end of the third quarter of 2012 and is widely recognized for developing, engineering and deploying innovative technologies, including the first wireless 4G service from a national carrier in the United States; offering industry-leading mobile data services, leading prepaid brands including Virgin Mobile USA, Boost Mobile, and Assurance Wireless; instant national and international push-to-talk capabilities; and a global Tier 1 Internet backbone. The American Customer Satisfaction Index rated Sprint No. 1 among all national carriers in customer satisfaction and most improved, across all 47 industries, during the last four years. Newsweek ranked Sprint No. 3 in both its 2011 and 2012 Green Rankings, listing it as one of the nation’s greenest companies, the highest of any telecommunications company. You can learn more and visit Sprint at www.sprint.com or www.facebook.com/sprint and www.twitter.com/sprint.

About Clearwire

Clearwire Corporation (Nasdaq:CLWR), through its operating subsidiaries, is a leading provider of 4G wireless broadband services offering services in areas of the U.S. where more than 130 million people live. The company holds the deepest portfolio of wireless spectrum available for data services in the U.S. Clearwire serves retail customers through its own CLEAR® brand as well as through wholesale relationships with some of the leading companies in the retail, technology and telecommunications industries, including Sprint and NetZero. The company is constructing a next-generation 4G LTE Advanced-ready network to address the capacity needs of the market, and is also working closely with the Global TDD-LTE Initiative and China Mobile to further the TDD-LTE ecosystem. Clearwire is headquartered in Bellevue, Wash. Additional information is available at http://www.clearwire.com.

Cautionary Statement Regarding Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the securities laws. The words “may,” “could,” “should,” “estimate,” “project,” “forecast,” “intend,” “expect,” “anticipate,” “believe,” “target,” “plan,” “providing guidance” and similar expressions are intended to identify information that is not historical in nature.

This press release contains forward-looking statements relating to the proposed merger and related transactions (the “transaction”) between Sprint and Clearwire. All statements, other than historical facts, including statements regarding the expected timing of the closing of the transaction; the ability of the parties to complete the transaction considering the various closing conditions; the expected benefits and efficiencies of the transaction; the competitive ability and position of Sprint and Clearwire; and any assumptions underlying any of the foregoing, are forward-looking statements. Such statements are based upon current plans, estimates and expectations that are subject to risks, uncertainties and assumptions. The inclusion of such statements should not be regarded as a representation that such plans, estimates or expectations will be achieved. You should not place undue reliance on such statements. Important factors that could cause actual results to differ materially from such plans, estimates or expectations include, among others, any conditions imposed in connection with the transaction, approval of the transaction by Clearwire stockholders, the satisfaction of various other conditions to the closing of the transaction contemplated by the merger agreement, and other factors discussed in Clearwire’s and Sprint’s Annual Reports on Form 10-K for their respective fiscal years ended December 31, 2011, their other respective filings with the U.S. Securities and Exchange Commission (the “SEC”) and the proxy statement and other materials that will be filed with the SEC by Clearwire in connection with the transaction. There can be no assurance that the transaction will be completed, or if it is completed, that it will close within the anticipated time period or that the expected benefits of the transaction will be realized.

Sprint does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events. Readers are cautioned not to place undue reliance on any of these forward-looking statements.

Additional Information and Where to Find It

In connection with the transaction, Clearwire will file a proxy statement and other materials with the SEC. INVESTORS AND SECURITY HOLDERS ARE ADVISED TO READ THE PROXY STATEMENT AND OTHER RELEVANT MATERIALS WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT CLEARWIRE AND THE TRANSACTION. Investors and security holders may obtain free copies of these documents (when they are available) and other documents filed with the SEC at the SEC’s web site at www.sec.gov. In addition, the documents filed by Clearwire with the SEC may be obtained free of charge by contacting Clearwire at Clearwire, Attn: Investor Relations, (425) 505-6178. Clearwire’s filings with the SEC are also available on its website at www.corporate.clearwire.com.

Participants in the Solicitation

Clearwire and its officers and directors and Sprint and its officers and directors may be deemed to be participants in the solicitation of proxies from Clearwire stockholders with respect to the transaction. Information about Clearwire officers and directors and their ownership of Clearwire common shares is set forth in the proxy statement for Clearwire’s 2012 Annual Meeting of Stockholders, which was filed with the SEC on April 30, 2012. Information about Sprint officers and directors is set forth in Sprint’s Annual Report on Form 10-K for the year ended December 31, 2011, which was filed with the SEC on February 27, 2012. Investors and security holders may obtain more detailed information regarding the direct and indirect interests of the participants in the solicitation of proxies in connection with the transaction by reading the preliminary and definitive proxy statements regarding the transaction, which will be filed by Clearwire with the SEC.

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